April 2, 2020 Re: Tender offer by a third party for Strategic Realty Trust, Inc. shares Dear Investor: You may soon receive correspondence from MacKenzie Realty Capital, Inc. (the "Bidder") relating to a tender offer to purchase your shares of Strategic Realty Trust, Inc. (the "REIT"). The Bidder has informed us that its offer price will be $1.00 per share. We believe the Bidder's offer price is substantially below the value of your shares and recommend against selling shares at that price. As you may recall, we estimated the value of the shares of our common stock as $5.86 per share as of April 30, 2019. For more information about the REIT's valuation, see pp. 26-30 of the REIT's Annual Report on Form 10-K filed with SEC on March 18, 2020. To decline the Bidder's tender offer, simply ignore it. You do not need to respond to anything. Please be aware that the Bidder is in no way affiliated with the REIT, SRT Advisor LLC or Glenborough LLC. We urge you to consult your financial advisor and exercise caution with respect to this and other mini- tender offers. Mini-tender offers are offers to purchase less than 5% of a company's outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC's website at www.sec.gov/investor/pubs/minitend.htm. In order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at www.srtreit.com. If you have any questions related to the tender offer, please contact us at (650) 343- 9300. We thank you for your investment in the REIT. Sincerely, Andrew Batinovich President and Chief Operating Officer PO Box 5049, San Mateo, CA 94402 www.srtreit.com